Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-219723

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Amount of Registration Fee(2)
1.000% Notes due 2025	$753,740,000.00(1)	99.524%	$750,152,197.60(1)	$93,393.95

(1)

€650,000,000 aggregate principal amount of the 1.000% Notes due 2025 will be issued. The maximum aggregate offering price is based on the noon buying rate in New York City on August 31, 2018 for cable transfers of €1.00=$1.1596 as announced on the United States Federal Reserve Board for euro.

(2)

The total filing fee of $93,393.95 is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Rule 457(p) under the Securities Act, the $85,160.40 remaining of the filing fee previously paid with respect to unsold securities registered pursuant to a Registration Statement on Form S-3 (File No. 333-197958) filed by Archer-Daniels-Midland Company on August 8, 2014 is being carried over, all of which is applied to the registration fee due for this offering and none of which remains available for future registration fees. $8,233.55 in additional filing fees has been paid with respect to this offering.

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 4, 2017)

€650,000,000

ARCHER-DANIELS-MIDLAND COMPANY

1.000% Notes due 2025

The notes will bear interest at 1.000% per annum. Interest on the notes is payable annually in arrears on each September 12, beginning on September 12, 2019. The notes will mature on September 12, 2025.

We may redeem the notes, at our option at any time, either in whole or in part, at the redemption prices described under the heading “Description of the Notes—Optional Redemption.” We may also redeem the notes, at our option, in whole, but not in part, at a redemption price equal to 100% of the principal amount of such notes, together with accrued and unpaid interest on such notes to, but excluding, the redemption date, in the event of certain developments affecting United States taxation as described under the headings “Description of the Notes—Payment of Additional Amounts” and “—Tax Redemption.” If a Change of Control Triggering Event as described under “Description of the Notes—Change of Control” occurs with respect to the notes, we will be required to offer to repurchase the notes at the applicable repurchase price described herein unless the notes have been previously redeemed or called for redemption.

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other senior unsecured obligations from time to time outstanding. The notes will be issued only in registered form in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

We intend to apply to list the notes on the New York Stock Exchange. Currently, there is no public market for the notes. The listing application will be subject to approval by the New York Stock Exchange. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.

Investing in the notes involves risks, including those that are described under “Risk Factors” beginning on page S-6 of this prospectus supplement and the risks discussed elsewhere in this prospectus supplement, the accompanying prospectus and the documents we file with the U.S. Securities and Exchange Commission that are incorporated by reference herein.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discount	Proceeds Before Expenses, to us(1)
Per note	99.524%	0.400%	99.124%
Total	€646,906,000	€2,600,000	€644,306,000

(1)	Plus accrued interest from September 12, 2018 if the settlement occurs after that date.

The underwriters expect to deliver the notes to purchasers in book-entry form only through Clearstream Banking S.A. and Euroclear Bank SA/NV on or about September 12, 2018 (or such later date as may be agreed by us and the underwriters).

Joint Book-Running Managers

Barclays	BNP PARIBAS	MUFG
Citigroup		J.P. Morgan

Co-Managers

BofA Merrill Lynch	Deutsche Bank

September 5, 2018

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus we have authorized. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference herein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part is the prospectus dated August 4, 2017, which is part of our Registration Statement on Form S-3 (No. 333-219723).

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” in the accompanying prospectus.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus we have authorized and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the notes described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement, the accompanying prospectus or any such free writing prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any such free writing prospectus is correct as of any time subsequent to the date of such information.

In this prospectus supplement, unless otherwise stated or the context otherwise requires, references to “we,” “us,” “our,” the “Company” and “ADM” refer to Archer-Daniels-Midland Company and its consolidated subsidiaries. If we use a capitalized term in this prospectus supplement and do not define the term in this document, it is defined in the accompanying prospectus.

Application will be made to have the notes listed on the New York Stock Exchange. Currently, there is no public market for the notes. The listing application will be subject to approval by the New York Stock Exchange. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.

Reference in this prospectus supplement to “$,” “U.S. $,” “dollars” and “U.S. dollars” are to the currency of the United States of America; and references to “€” and “euro” are to the currency introduced at the third stage of the European economic and monetary union pursuant to the Treaty establishing the European Union as amended from time to time.

The notes are offered globally for sale only in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. The distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized and the offering or sale of the notes in some jurisdictions may be restricted by law. Persons outside the United States who receive this prospectus supplement, the accompanying prospectus and any such free writing prospectus should inform themselves about and observe any applicable restrictions. This prospectus supplement, the accompanying prospectus and any such free writing prospectus may not be used for or in connection with an offer or solicitation by any person in any jurisdiction in which that offer or solicitation is not authorized or to any person to whom it is unlawful to make that offer or solicitation. See “Underwriting—Selling Restrictions.”

S-i

MIFID II Product Governance / Professional Investors and ECPs Only Target Market

Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in the Markets In Financial Instruments Directive (Directive 2014/65/EU, as amended, “MiFID II”); and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

Notice to Prospective Investors in the European Economic Area – Prohibition of Sales to Retail Investors in the European Economic Area

This prospectus supplement is not a prospectus for the purposes of the Prospectus Directive (as defined below). This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any member state of the European Economic Area (each, a “Relevant Member State”) which has implemented the Prospectus Directive will be made only to a person or entity qualifying as a qualified investor (as defined in the Prospectus Directive (as defined below). In this prospectus supplement, “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in each Relevant Member State.

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II or (ii) a customer within the meaning of Directive 2002/92/EC (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the European Economic Area has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the European Economic Area may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement is for distribution only to persons in the United Kingdom who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed in the United Kingdom only at relevant persons and must not be acted on or relied on by persons in the United Kingdom who are not relevant persons. Any investment or investment activity to which this document relates is available in the United Kingdom only to relevant persons and will be engaged in only with relevant persons in the United Kingdom.

This prospectus supplement and the accompanying prospectus have not been approved for the purposes of section 21 of the FSMA by a person authorized under FSMA. This prospectus supplement and the accompanying prospectus are being distributed and communicated to persons in the United Kingdom only in circumstances in which section 21(1) of FSMA does not apply to the issuer.

S-ii

Stabilization

IN CONNECTION WITH THE ISSUE OF THE NOTES, BNP PARIBAS (IN THIS CAPACITY, THE “STABILIZING MANAGER”) (OR ANY PERSON ACTING ON BEHALF OF THE STABILIZING MANAGER) MAY OVER-ALLOT THE NOTES OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL; HOWEVER, STABILIZATION MAY NOT NECESSARILY OCCUR. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE NOTES IS MADE, AND, IF BEGUN, MIGHT CEASE AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE OF THE NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES. ANY STABILIZATION ACTION OR OVER-ALLOTMENT WILL BE CONDUCTED IN ACCORDANCE WITH ALL APPLICABLE LAWS AND RULES.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering. It may not contain all of the information that is important to you in deciding whether to purchase the notes. We encourage you to read the entirety of the prospectus supplement, the accompanying prospectus and the documents that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) that are incorporated by reference herein and therein prior to deciding whether to purchase the notes.

Archer-Daniels-Midland Company

We are one of the world’s leading producers of food and beverage ingredients, and other products made from oilseeds, corn, wheat, and other agricultural commodities. Our products include natural flavors and colors, health and nutrition products, vegetable oil, corn sweeteners, flour, animal feed, and biofuels. We have an extensive global grain elevator and transportation network to procure, store, clean, and transport agricultural commodities, such as oilseeds, corn, wheat, milo, oats, and barley, as well as products derived from those inputs. We have significant investments in joint ventures. We expect to benefit from these investments, which typically aim to expand or enhance our market for our products or offer other benefits including, but not limited to, geographic or product line expansion.

We were incorporated in Delaware in 1923 as the successor to a business formed in 1902. Our executive offices are located at 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601. Our telephone number is (312) 634-8100. We maintain an Internet website at http://www.adm.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website as part of this prospectus supplement or the accompanying prospectus.

The Offering

The summary below describes the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. See “Description of the Notes” for a more detailed description of the terms and conditions of the notes.

Issuer	Archer-Daniels-Midland Company

Notes Offered	€650,000,000 aggregate principal amount of 1.000% Notes due 2025.

Maturity	The notes will mature on September 12, 2025.

Interest and Interest Payment Dates	Interest on the notes will accrue at 1.000% per annum from September 12, 2018. Interest on the notes will be payable annually in arrears on each September 12, beginning on September 12, 2019.

Currency of Payment	All payments of principal of, and premium, if any, and interest on, the notes, and additional amounts, if any, including any payments made upon any applicable redemption of the notes will be made in euro. If euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or the euro is no longer used by the member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. See “Description of the Notes—Issuance in Euro.”

Additional Amounts	Subject to certain exceptions and limitations set forth herein, we will pay additional amounts on the notes as is necessary in order that the net payment by us of the principal of, and premium, if any, and interest on, the notes to a holder who is not a United States person, after withholding or deduction for any present or future tax, duty, assessment or governmental charge of whatever nature imposed or levied by the United States or any taxing authority thereof or therein will not be less than the amount provided in the notes to be then due and payable. See “Description of the Notes—Payment of Additional Amounts.”

Tax Redemption	We may redeem the notes, at our option, in whole, but not in part, in the event of certain developments affecting United States taxation as described under the headings “Description of the Notes—Payment of Additional Amounts” and “—Tax Redemption.”

Optional Redemption	We may redeem all or part of the notes at any time or from time to time prior to June 12, 2025 (three months prior to the maturity date of the notes, the “Par Call Date”), at our option, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest that would have been payable if the notes being redeemed on that redemption date matured on the Par Call Date (excluding interest accrued to the redemption date), determined by discounting to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate, plus 15 basis points, plus, in each case, accrued and unpaid interest on the notes being redeemed to, but excluding, the redemption date.

We may also redeem all or part of the notes at any time or from time to time on and after the Par Call Date, at our option, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest on the notes being redeemed to, but excluding, the redemption date.

See “Description of the Notes—Optional Redemption.”

Repurchase at the Option of Holders Upon a Change of Control Triggering Event	If a Change of Control Triggering Event as described under “Description of the Notes—Change of Control” occurs with respect to the notes, we will be required to offer to repurchase the notes at the repurchase price described under “Description of the Notes—Change of Control” unless the notes have been previously redeemed or called for redemption.

Denominations	We will issue notes in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Ranking	The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other senior unsecured obligations from time to time outstanding.

Use of Proceeds	We intend to use the net proceeds from the sale of the notes for general corporate purposes, including to repay a portion of our outstanding commercial paper indebtedness. See “Use of Proceeds.”

Listing	We intend to apply to list the notes on the New York Stock Exchange. The listing application will be subject to approval by the New York Stock Exchange. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.

Trustee and Securities Registrar	The Bank of New York Mellon

London Paying Agent	The Bank of New York Mellon, London Branch

Further Issuances	We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional debt securities having the same terms (except for the issue date and, in some cases, the public offering price, the initial interest accrual date and the initial interest payment date) and ranking equally and ratably with the notes offered hereby in all respects, as described under “Description of the Notes— General.” Any additional debt securities having such similar terms, together with the notes offered hereby, will constitute a single series of securities under the indenture.

Book-Entry	The notes will be issued in registered book-entry form and will be represented by global notes deposited with, or on behalf of, a common depositary on behalf of Clearstream Banking S.A. (“Clearstream”) and Euroclear Bank SA/NV (“Euroclear”) and registered in the name of the common depositary or its nominee. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by Clearstream and Euroclear and their participants, and these beneficial interests may not be exchanged for certificated notes, except in limited circumstances. See “Description of the Notes—Book-Entry Delivery and Settlement.”

Risk Factors	Investing in the notes involves risks. See “Risk Factors” and the other information included in or incorporated by reference into this prospectus supplement for a discussion of factors you should carefully consider before deciding to purchase any notes.

Material U.S. Federal Income Tax Considerations	You should consult your tax advisor regarding the tax consequences of acquiring, owning or disposing of the notes. See “Material United States Federal Income Tax Considerations.”

Marketing and Selling Restrictions	The notes may be offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. You should carefully read and consider the information set forth in “About this Prospectus Supplement” and “Underwriting—Selling Restrictions” before investing in the notes.

Governing Law	New York

CUSIP/ISIN/Common Code	039483BN1/XS1877836079/187783607

RISK FACTORS

You should carefully consider the following risk factors, the risk factors described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017 as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. The following is not intended as, and should not be construed as, an exhaustive list of relevant risk factors. There may be other risks that a prospective investor should consider that are relevant to its own particular circumstances or generally.

The notes will be effectively subordinated to the existing and future liabilities of our subsidiaries.

The notes will be our senior unsecured obligations and will rank equal in right of payment to our other senior unsecured obligations from time to time outstanding. The notes are not secured by any of our assets. Any future claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets. As of June 30, 2018, we had $6.6 billion in aggregate principal amount of long-term debt, including current maturities, and no material secured indebtedness.

Our subsidiaries are separate and distinct legal entities from us. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon the subsidiaries’ earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

The indenture does not restrict the amount of additional debt that we may incur.

The notes and indenture under which the notes will be issued do not place any limitation on the amount of debt that may be incurred by us. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes and a loss in the trading value of your notes, if any.

An investment in the notes by a purchaser whose home currency is not euro entails significant risks.

An investment in notes which are denominated and payable in a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser primarily conducts its business or activities (in each case, the “home currency”) entails significant risks not associated with notes denominated and payable in the home currency. Accordingly, an investment in the notes by a purchaser whose home currency is not euro entails significant risks. These risks include the possibility of significant changes in rates of exchange between the holder’s home currency and the euro and the possibility of the imposition or subsequent modification of foreign exchange controls. These risks generally depend on factors over which we have no control, such as economic, financial and political events and the supply of and demand for the relevant currencies. In recent years, rates of exchange between euro and certain currencies have been highly volatile, and each holder should be aware that such volatility may occur in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the term of the notes. Depreciation of euro against the holder’s home currency would result in a decrease in the effective yield of the notes below its coupon rate and, in certain circumstances, could result in a loss to the holder. An investment in the notes may also have important tax consequences as a result of any foreign currency exchange gains or losses. See “Material United States Federal Income Tax Considerations.”

If, as permitted by the notes, we make payments in U.S. dollars when we are unable to obtain euro, you will be exposed to significant risks if your home currency is not U.S. dollars.

If euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or the euro is no longer used by the member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars on the basis of the then most recently available market exchange rate for euro. See “Description of the Notes—Issuance in Euro.” Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the indenture governing the notes. If your home currency is not U.S. dollars, any such payment will expose you to the significant risks described above under “—An investment in the notes by a purchaser whose home currency is not euro entails significant risks.”

In a lawsuit for payment on the notes, a holder may bear currency exchange risk.

The notes will be governed by, and construed in accordance with, the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in euro. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a long time. A federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the notes would apply the foregoing New York law.

In courts outside of New York, holders of the notes may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of euro into U.S. dollars would depend upon various factors, including which court renders the judgment.

Holders of the notes are exposed to the consequences of denomination of a minimum specified denomination plus a higher integral multiple.

The notes will be issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. As is the case with any issue of securities that have a denomination consisting of a minimum specified denomination (a “Specified Denomination”) plus a higher integral multiple of another smaller amount, it is possible that interests in the notes may be traded in amounts that are not a Specified Denomination. In such a case a holder who, as a result of trading such amounts, holds a principal amount that is less than the Specified Denomination in its account with the relevant clearing system at the relevant time may not receive a definitive note in respect of such holding (should definitive notes be printed) and would need to purchase a principal amount of notes such that its holding amounts to the Specified Denomination.

The trading market for the notes may be limited.

The notes are a new issue of securities for which no established trading market exists. Although we intend to apply to list the notes on the New York Stock Exchange, no assurance can be given that we will be able to list the notes or the notes will remain listed. Even if the notes are listed, no assurance can be given that a trading market for the notes will develop or be maintained and we have no obligation to maintain such listing, and we may delist the notes at any time. If an active trading market does not develop for the notes, holders of the notes may not be able to resell them at all or at prices acceptable to them. Although the underwriters for this offering have advised us that they intend to make a market in the notes after completion of the offering, they are not obligated to do so and may discontinue market making at any time. The liquidity of any trading market for, and future trading prices of, the notes will depend on many factors, including, among other things, the number of holders of the notes, our operating results, cash flows, financial performance and prospects, prevailing interest rates, changes in our credit rating or outlook, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Therefore, no assurance can be given as to the liquidity of any trading market for the notes.

Our credit ratings may not reflect all risks of your investments in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

We may not be able to repurchase the notes upon a Change of Control Triggering Event.

Upon the occurrence of specific kinds of change of control events, unless we have exercised our right to redeem the notes, as applicable, each holder of the notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase. If we experience a Change of Control Triggering Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under the notes, which could have material adverse consequences for us and the holders of the notes. See “Description of the Notes—Change of Control.”

USE OF PROCEEDS

We expect the net proceeds to us from the sale of the notes to be approximately €643,098,600 (or $745,737,137 using the noon buying rate in New York City on August 31, 2018 for cable transfers of €1.00=$1.1596 as announced by the United States Federal Reserve Board for euro), after deducting the underwriting discount and our offering expenses. We intend to use the net proceeds from the sale of the notes for general corporate purposes, including to repay a portion of our outstanding commercial paper indebtedness. At June 30, 2018, our outstanding commercial paper indebtedness was $0.7 billion, had a weighted average interest rate of 1.99% and a weighted average maturity of 88 days.

As described above, net proceeds from this offering will be used to repay outstanding commercial paper. One or more of the underwriters participating in this offering and/or their affiliates may hold positions in our commercial paper and one or more of the underwriters may act as dealers under our commercial paper programs. To the extent that net proceeds from this offering are applied to repay our commercial paper held by any of the underwriters or their affiliates, they will receive proceeds of this offering through the repayment of that commercial paper. If 5% or more of the net proceeds of this offering (not including the underwriting discount) is used to repay our outstanding commercial paper held by at least one of the underwriters or their affiliates, this offering will be conducted in accordance with FINRA Rule 5121. In such event, such underwriter or underwriters will not confirm sales of the notes to accounts over which they exercise discretionary authority without the prior written approval of the customer. See “Underwriting—Conflicts of Interest.”

CURRENCY CONVERSION

Principal, premium, if any, and interest payments in respect of the notes and additional amounts, if any, will be payable in euro. If euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or the euro is no longer used by the member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until euro is again available to us or so used. The amount payable on any date in euro will be converted by us into U.S. dollars on the basis of the most recently available market exchange rate for euro. See “Description of the Notes—Issuance in Euro.” Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the indenture governing the notes.

Investors will be subject to foreign exchange risks as to payments of principal of, and premium, if any, and interest on, the notes that may have important economic and tax consequences to them. See “Risk Factors.” You should consult your own financial and legal advisors as to the risks involved in an investment in the notes.

On August 31, 2018, the euro/U.S. $ rate of exchange was €1.00/U.S. $1.1596.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is our consolidated ratio of earnings to fixed charges for each of the periods presented.

Fiscal Year Ended December 31,					Six-Month Period Ended June 30,
2013	2014	2015	2016	2017	2018

4.45x	7.90x	6.62x	5.40x	4.20x	5.39x

The ratio of earnings to fixed charges is calculated as follows:

(earnings)

(fixed charges)

For purposes of calculating the ratio, “earnings” consist of:

•	pre-tax income from continuing operations before adjustment for non-controlling interests in income from consolidated subsidiaries or income or loss from equity investees;

•	plus fixed charges;

•	plus amortization of capitalized interest;

•	plus distributed income of equity investees; and

•	plus our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges;

•	minus capitalized interest;

•	minus preference security dividend requirements of consolidated subsidiaries; and

•	minus the non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges.

For purposes of calculating the ratio, “fixed charges” consist of:

•	interest expensed and capitalized;

•	amortized premiums, discounts and capitalized expenses related to indebtedness;

•	an estimate of the interest portion of rental expense on operating leases; and

•	preference security dividend requirements of consolidated subsidiaries.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements the description of the general terms and provisions of the “debt securities” set forth in the accompanying prospectus, to which reference is made. References to “we,” “us,” “our,” the “Company” and “ADM” in this section are only to Archer-Daniels-Midland Company and not to its subsidiaries.

The notes will be issued under an indenture (the “indenture”) dated as of October 16, 2012, between us and The Bank of New York Mellon, as trustee (the “trustee”). We have summarized certain terms and provisions of the indenture and the notes in this section and in “Description of Debt Securities” in the accompanying prospectus. We have also incorporated by reference the indenture as an exhibit to the registration statement of which the accompanying prospectus forms a part. You should read the indenture for additional information before you purchase the notes.

The following summary of certain provisions of the indenture and the notes does not purport to be complete and is subject to, and is qualified by reference to, all provisions of the indenture and the notes, including the definitions therein of certain terms. Whenever particular provisions of or terms defined in the indenture are referred to, such provisions and defined terms are incorporated by reference as part of the statement made.

General

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other senior unsecured obligations from time to time outstanding. The notes are not secured by any of our assets. Any future claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets. The notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables. Since we conduct many of our operations through our subsidiaries, our right to participate in any distribution of the assets of a subsidiary when it winds up its business is subject to the prior claims of the creditors of the subsidiary. This means that your right as a holder of our notes will also be subject to the prior claims of these creditors if a subsidiary liquidates or reorganizes or otherwise winds up its business. Unless we are considered a direct creditor of the subsidiary, your claims will be recognized behind these creditors.

The notes will initially be limited to €650,000,000 aggregate principal amount. The indenture does not limit the amount of notes, debentures or other evidences of indebtedness that we may issue under the indenture and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series. See “—Further Issuances.”

The aggregate principal amount of the notes will mature and become payable, together with accrued and unpaid interest on September 12, 2025 (unless redeemed earlier as described below under “—Optional Redemption” or “—Tax Redemption”). The notes will not be convertible into or exchangeable for any of our equity interests. The notes will be issued only in registered form in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

No service charge will be made for any transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

The notes will be issued in registered book-entry form and will be represented by global notes deposited with, or on behalf of, a common depositary for Clearstream and Euroclear and registered in the name of the common depositary or its nominee. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by Clearstream and Euroclear and their participants, and these beneficial interests may not be exchanged for certificated notes, except in limited circumstances.

The principal of and premium, if any, on the notes payable at maturity or earlier redemption will be paid against presentation and surrender at the office or agency maintained for such purpose in London, initially the corporate trust office of The Bank of New York Mellon, London Branch (the “London Paying Agent”), located at One Canada Square, London E14 5AL, in euro. A “business day” is any day, other than a Saturday or Sunday, (i) which is not a day on which banking institutions in the City of New York or London are authorized or required by law or executive order to close and (ii) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system, or the TARGET2 system, or any successor thereto, operates.

Interest

The notes will bear interest from September 12, 2018 at a rate of 1.000% per annum. We will pay interest on the notes annually in arrears on September 12 of each year and on the maturity date of the notes (each, an “interest payment date”), beginning on September 12, 2019, to the persons in whose names the notes are registered at the close of business on the 15th calendar day (whether or not a business day) immediately preceding the related interest payment date or, if the notes are represented by one or more global notes, the close of business on the business day (for this purpose a day on which Clearstream and Euroclear are open for business) immediately preceding the interest payment date; provided, however, that interest payable on the maturity date or any redemption date of the notes shall be payable to the person to whom the principal of such notes shall be payable.

Interest on the notes will be computed on the basis of (i) the actual number of days in the period for which interest is being calculated and (ii) the actual number of days from and including the last date on which interest was paid on the notes (or September 12, 2018 if no interest has been paid on the notes), to, but excluding, the next scheduled interest payment date, as the case may be. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

Interest payable on the notes on any interest payment date, redemption date or maturity date shall be the amount of interest accrued from, and including, the next preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the original issue date of such notes, if no interest has been paid or duly provided for) to, but excluding, such interest payment date, redemption date or maturity date, as the case may be. If any interest payment date for the notes falls on a day that is not a business day, the interest payment date will be made on the next succeeding day that is a business day, but no additional interest will accrue as a result of the delay in payment. If the maturity date or any redemption date of the notes falls on a day that is not a business day, the related payment of principal, premium, if any, and interest will be made on the next succeeding business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding business day. The rights of holders of beneficial interests of notes to receive the payments of interest on such notes are subject to the applicable procedures of Euroclear and Clearstream.

Issuance in Euro

Initial holders will be required to pay for the notes in euro, and principal, premium, if any, and interest payments in respect of the notes will be payable in euro.

If euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or the euro is no longer used by the member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until euro is again available to us or so used. The amount payable on any date in euro will be converted by us to U.S. dollars on the basis of the Market Exchange Rate (as defined below) on the second business day before that payment is due, or if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate on or before the date that payment is due. Any payment in respect of the notes so made in

U.S. dollars will not constitute an event of default under the indenture. None of the trustee or the London Paying Agent shall be responsible for obtaining exchange rates, effecting conversions or otherwise handling re-denominations.

“Market Exchange Rate” means the noon buying rate in the City of New York for cable transfers of euro as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York.

Further Issuances

We may, from time to time, without notice to or the consent of holders of the notes, create and issue additional debt securities having the same terms as the notes (except for the issue date and, in some cases, the public offering price, the initial interest accrual date and the initial interest payment date) and ranking equally and ratably with the notes offered hereby in all respects. Additional debt securities having such similar terms, together with the notes offered hereby, will constitute a single series of securities under the indenture; provided, however, that the issuance of such additional debt securities will not be so consolidated for United States federal income tax purposes unless such issuance constitutes a “qualified reopening” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder. No such additional debt securities may be issued if an event of default (as defined in the indenture) has occurred and is continuing with respect to the notes.

Optional Redemption

We may redeem the notes at our option, either in whole at any time or in part from time to time prior to June 12, 2025 (three months prior to the maturity date of the notes, the “Par Call Date”), at a redemption price for the notes to be redeemed on any redemption date equal to the greater of the following amounts:

•	100% of the principal amount of the notes being redeemed on the redemption date; or

•

the sum of the present values of the remaining scheduled payments of principal and interest that would have been payable if the notes being redeemed on that redemption date matured on the Par Call Date (excluding interest accrued to the redemption date), determined by discounting to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below), plus 15 basis points;

plus, in each case, accrued and unpaid interest on the notes being redeemed to, but excluding, the redemption date.

In addition, we may redeem all or part of the notes at any time or from time to time on and after the Par Call Date, at our option, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest on the notes being redeemed to, but excluding, the redemption date.

Notwithstanding the foregoing, installments of interest on the notes that are due and payable on an interest payment date falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an Independent Investment Banker, a German government bond whose maturity is closest to the maturity of the notes (assuming, for this purpose, that the notes matured on the Par Call Date), or if such Independent Investment Banker in its discretion determines that such similar bond is not in issue, such other German government bond as such Independent Investment Banker may, with the advice of the Reference Bond Dealers, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes to be redeemed, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by the Independent Investment Banker.

“Independent Investment Banker” means one of the Reference Bond Dealers that we appoint as the Independent Investment Banker from time to time.

“Reference Bond Dealer” means each of Barclays Bank PLC, BNP Paribas and MUFG Securities EMEA plc, and their respective successors.

Notice of any redemption will be mailed (or, with respect to notes in global form, electronically delivered) at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed by us or by the trustee on our behalf. Once notice of redemption is mailed or electronically delivered, as applicable, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to, but excluding, the redemption date.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). Prior to the redemption date, we will deposit with the London Paying Agent or the trustee money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the trustee by a method the trustee deems to be fair and appropriate, or, in the case of notes that are represented by one or more global notes, beneficial interests therein shall be selected for redemption by Clearstream and Euroclear in accordance with their respective applicable procedures therefor.

The notes are also subject to redemption prior to maturity if certain events occur involving United States taxation. If any of these special tax events do occur, the notes may be redeemed at a redemption price of 100% of their principal amount plus accrued and unpaid interest to, but excluding, the date fixed for redemption. See “—Tax Redemption.”

Payment of Additional Amounts

All payments in respect of the notes will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature, imposed or levied by the United States or any taxing authority thereof or therein, unless such withholding or deduction is required by law. If such withholding or deduction is required by law, we will pay to a holder who is not a United States person (as defined below) such additional amounts on such notes as are necessary in order that the net payment of the principal of, and premium, if any, and interest on, such notes to such holder, after such withholding or deduction will not be less than the amount provided in such notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1) to any tax, assessment or other governmental charge that would not have been imposed but for the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a) being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States or having or having had a qualified business unit which has the United States dollar as its functional currency;

(b) having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of such notes, the receipt of any payment or the enforcement of any rights thereunder) or being considered as having such relationship, including being or having been a citizen or resident of the United States;

(c) being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States income tax purposes or a foreign personal holding company that has accumulated earnings to avoid United States federal income tax;

(d) being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the Code and the Treasury regulations thereunder or any successor provision; or

(e) being a bank described in section 881(c)(3)(A) of the Code;

(2) to any holder that is not the sole beneficial owner of such notes, or a portion of such notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3) to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of such notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or the London Paying Agent (as the case may be) from the payment;

(5) to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6) to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(7) to any withholding or deduction that is imposed on a payment to an individual and that is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Council Directive on the taxation of savings;

(8) to any tax, assessment or other governmental charge required to be withheld by the London Paying Agent from any payment of principal of, or premium, if any, or interest on such note, if such payment can be made without such withholding by at least one other paying agent;

(9) to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of such note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(10) to any withholding or deduction that is imposed on a payment pursuant to Sections 1471 through 1474 of the Code, the Foreign Account Tax Compliance Act (“FATCA”), and related Treasury regulations and pronouncements, or any successor provisions and any regulations or official law, agreement or interpretations thereof implementing an intergovernmental approach thereto; or

(11) in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8), (9) and (10).

The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to such notes. Except as specifically provided under this heading “—Payment of Additional Amounts,” we will not be required to make any payment for any tax, duty, assessment or governmental charge of whatever nature imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

As used under this heading “—Payment of Additional Amounts” and under the heading “—Tax Redemption,” the term “United States” means the United States of America (including the states and the District of Columbia and any political subdivision thereof), and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, including an entity treated as a corporation for United States income tax purposes, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Tax Redemption

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described herein under the heading “—Payment of Additional Amounts” with respect to the notes, then we may at any time at our option, having given not less than 30 nor more than 60 days prior notice to holders, redeem, in whole, but not in part, such notes at a redemption price equal to 100% of the principal amount of such notes, together with accrued and unpaid interest on such notes to, but excluding, the date fixed for redemption.

Sinking Fund

The notes will not be entitled to any sinking fund.

Change of Control

If a Change of Control Triggering Event (as defined below) occurs with respect to the notes, unless we have exercised our option to redeem the notes as discussed above under “—Optional Redemption” or “—Tax Redemption,” as applicable, we will be required to make an offer (the “Change of Control Offer”) to each holder of such notes to repurchase all or any part (equal to €100,000 or an integral multiple of €1,000 in excess thereof) of that holder’s notes on the terms set forth in such notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of such notes repurchased, plus accrued and unpaid interest, if any, on such notes repurchased to, but excluding, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control (as defined below), but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed (or with respect to notes in global form, electronically delivered) to holders of the notes describing the transaction that constitutes or may constitute the

Change of Control Triggering Event and offering to repurchase such notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or electronically delivered, as applicable (the “Change of Control Payment Date”). The notice will, if mailed or electronically delivered, as applicable, prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the London Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased and that all conditions precedent provided for in the indenture to the Change of Control Offer and the repurchase by us of notes pursuant to the Change of Control Offer have been complied with.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the Change of Control Offer provisions of the notes, the following terms will be applicable:

“Change of Control” means the occurrence of any of the following:

•

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than the Company or one of our subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or

•

the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as that term is defined in the indenture) (other than the Company or one of our subsidiaries).

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly owned subsidiary of a holding company and (2) either (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Fitch” means Fitch Ratings, Inc.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating Event” means with respect to the notes, the rating on such notes is lowered by each of the Rating Agencies and such notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of a Change of Control or our intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event). If any Rating Agency is not providing a rating of the notes on any day during the relevant period for any reason and we have not selected a replacement Rating Agency pursuant to the terms of the notes, the rating of such Rating Agency shall be deemed to be below an Investment Grade Rating on such day and such Rating Agency will be deemed to have lowered its rating of the notes during the relevant period.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Defeasance

The defeasance provisions of the indenture apply to the notes.

Information Concerning the Trustee

The Bank of New York Mellon is the trustee under the indenture. From time to time, we maintain deposit accounts and conduct other banking transactions with the trustee in the ordinary course of business.

London Paying Agent

The Bank of New York Mellon, London Branch is the paying agent for the notes.

Governing Law; Waiver of Jury Trial

The indenture is governed by, and construed in accordance with, the laws of the State of New York, and once issued the notes will be as well. The indenture provides that we and the trustee irrevocably waive, to the fullest extent permitted by applicable law, any and all rights to trial by jury in any legal proceeding arising out of or relating to the indenture, the notes or any transactions contemplated by the indenture.

Listing

Application will be made to have the notes listed on the New York Stock Exchange. Currently, there is no public market for the notes. The listing application will be subject to approval by the New York Stock Exchange. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.

Book-Entry Delivery and Settlement

We have obtained the information in this section concerning Clearstream and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

Global Clearance and Settlement

The notes will be issued in the form of one or more global notes in fully registered form, without coupons, and will be deposited with, or on behalf of, a common depositary for, and in respect of interests held through, Euroclear and Clearstream. Except as described herein, certificates will not be issued in exchange for beneficial interests in the global notes.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees.

Beneficial interests in the global notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Those beneficial interests will be in denominations of €100,000 and integral multiples of €1,000 in excess thereof. Investors may hold notes directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems.

Owners of beneficial interests in the global notes will not be entitled to have notes registered in their names, and, except as described herein, will not receive or be entitled to receive physical delivery of notes in definitive form. So long as the common depositary for Euroclear and Clearstream is the registered owner of the global notes, the common depositary for all purposes will be considered the sole holder of the notes represented by the global notes under the indenture and the global notes. Except as provided below, beneficial owners will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. Under existing industry practices, if we request any action of holders or a beneficial owner desires to give or take any action which a holder is entitled to give or take under the indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in global notes.

Clearstream

Clearstream has advised that it is incorporated under the laws of Luxembourg and licensed as a bank and professional depositary. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream has established an electronic bridge with the Euroclear Operator (as defined below) to facilitate the settlement of trades between Clearstream and Euroclear. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream participant, either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures.

Euroclear

Euroclear has advised that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of Euroclear, and applicable

Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no records of or relationship with persons holding through Euroclear participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions.

Euroclear and Clearstream Arrangements

So long as Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the global notes, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture and the notes. Payments of principal, interest and additional amounts, if any, in respect of the global notes will be made to Euroclear, Clearstream, such nominee or such common depositary, as the case may be, as registered holder thereof. None of us, the trustee, any underwriter and any affiliate of any of the above or any person by whom any of the above is controlled, as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”), will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Distributions of principal, premium, if any, and interest with respect to the global notes will be credited in euro to the extent received by Euroclear or Clearstream from the London Paying Agent to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system’s rules and procedures.

Because Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the global notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

Initial Settlement

We understand that investors that hold their notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Subject to applicable procedures of Clearstream and Euroclear, notes will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date, for value on the settlement date.

Secondary Market Trading

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Exchange of Global Notes for Certificated Notes

Subject to certain conditions, the notes represented by the global notes are exchangeable for certificated notes in definitive form of like tenor in minimum denominations of €100,000 principal amount and multiples of €1,000 in excess thereof if:

(1)

we have been notified that both Clearstream and Euroclear have been closed for business for a continuous period of 14 days (other than by reason of holiday, statutory or otherwise) or have announced an intention permanently to cease business or have in fact done so and no successor clearing system is available;

(2)	we, at our option, notify the trustee in writing that we elect to cause the issuance of certificated notes; or

(3)	there has occurred and is continuing an event of default with respect to the notes.

In all cases, certificated notes delivered in exchange for any global note or beneficial interest therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of Euroclear or Clearstream (in accordance with their customary procedures).

Payments (including principal, premium and interest) with respect to notes in certificated form may be made at the office or agency maintained for such purpose in London (initially the corporate trust office of the London Paying Agent) or, at our option, by check mailed to the holders thereof at the respective addresses set forth in the register of holders of the notes, provided that all payments (including principal, premium and interest) on notes in certificated form, for which the holders thereof have given wire transfer instructions to the London Paying Agent at least ten business days prior to the applicable payment date, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof, subject, in each case, to surrender of the notes to the London Paying Agent in the case of payments or principal or premium. No service charge will be made for any registration of transfer, but payment of a sum sufficient to cover any tax or governmental charge payable in connection with that registration may be required.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations of the acquisition, ownership and disposition of the notes. This discussion is based upon provisions of the Code, applicable U.S. Treasury regulations, administrative rulings and judicial decisions in effect as of the date of this prospectus supplement, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service (the “IRS”) so as to result in U.S. federal income tax consequences different from those discussed below. This discussion is for general information purposes only, and is not tax advice.

Except where noted, this discussion deals only with a note held as a capital asset by a beneficial owner who purchases such note on original issuance at the first price, which we refer to as the “issue price,” at which a substantial portion of the notes is sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. This discussion does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•

tax consequences to dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of tax accounting for their securities;

•	tax consequences to persons holding notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to taxpayers subject to Section 451(b) of the Code;

•	tax consequences to U.S. holders, as defined below, whose “functional currency” is not the U.S. dollar;

•	tax consequences to certain former citizens or residents of the United States;

•	alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	estate or gift taxes.

If an entity that is treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner or member generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner or member in such an entity, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the U.S. federal estate or gift tax laws or under the laws of any other taxing jurisdiction.

In this discussion, we use the term “U.S. holder” to refer to a beneficial owner of the notes that is:

•	an individual citizen or resident of the United States, as determined for U.S. federal income tax purposes;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

We use the term “Non-U.S. holder” to describe a beneficial owner of the notes that is neither a U.S. holder nor a partnership or other entity that is treated as a partnership for U.S. federal income tax purposes.

YOU SHOULD CONSULT WITH YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME, FRANCHISE, PERSONAL PROPERTY AND ANY OTHER TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

Certain Contingent Payments

In certain circumstances, we may choose or be obligated to pay amounts in excess of the stated interest or principal on the notes (see “Description of the Notes—Change of Control” and “Description of the Notes—Optional Redemption”). The obligation to make such payments may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” Under applicable Treasury regulations, the possibility that such an amount will be paid will not affect the amount, timing or character of income recognized by a holder with respect to the notes if, as of the date the notes were issued, there is only a remote chance that such an amount will be paid, the amount is incidental or certain other exceptions apply. We intend to take the position that the contingencies associated with such payments on the notes should not cause the notes to be subject to the contingent payment debt instrument rules. Our determination is binding on a holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to successfully challenge this determination, you might be required to accrue interest income at a higher rate than the stated interest rate on the notes, and to treat as ordinary income any gain realized on the taxable disposition of a note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. You are urged to consult your own tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof.

Taxation of U.S. Holders

Interest Income

It is anticipated that the notes will be issued with no more than a de minimis amount (as set forth in the applicable U.S. Treasury regulations) of original issue discount, or “OID.” In such case, interest paid on the notes generally will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or received (in accordance with the U.S. holder’s regular method of tax accounting for U.S. federal income tax purposes).

A U.S. holder that uses the cash method of accounting and that receives a payment of interest in euro (including a payment attributable to accrued but unpaid interest upon the sale, exchange, redemption, repurchase or other taxable disposition of a note) will be required to include in income the U.S. dollar value of the euro payment received (determined based on the spot rate on the date the payment is received), regardless of whether the payment is in fact converted to U.S. dollars at that time. A cash basis U.S. holder will not recognize exchange gain or loss on the receipt of interest income, but may recognize exchange gain or loss attributable to the actual disposition of the euro received.

A U.S. holder that uses the accrual method of accounting will accrue interest income in euro and translate that amount into U.S. dollars based on the average spot rate of exchange in effect for the accrual period or, with respect to an accrual period that spans two taxable years, at the average spot rate for the partial period within the applicable taxable year. Alternatively, an accrual method U.S. holder may elect to translate interest income into U.S. dollars at the spot rate on the last day of the accrual period (or the last day of the taxable year in the case of an accrual period that spans two taxable years) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. A U.S. holder that makes this election must apply it consistently to all debt instruments held by the U.S. holder at the beginning of the first taxable year to which the election applies, and to any debt instruments thereafter acquired, and cannot change the election without the consent of the IRS. A U.S. holder that uses the accrual method will recognize exchange gain or loss with respect to accrued interest income on the date the interest payment (or proceeds from a sale, exchange, redemption, repurchase or other taxable disposition attributable to accrued interest) is actually received. The amount of exchange gain or loss recognized will equal the difference, if any, between the U.S. dollar value of the euro payment received (determined based on the spot rate on the date the payment is received) in respect of the accrual period and the U.S. dollar value of interest income that has accrued during the accrual period (as determined above), regardless of whether the payment is in fact converted to U.S. dollars. This exchange gain or loss generally will be treated as ordinary income or loss.

Sale, Exchange, Redemption, Repurchase or other Taxable Disposition of the Notes

A U.S. holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, redemption, repurchase by us or other taxable disposition of a note (except to the extent the amount realized is attributable to accrued interest not previously included in income, which will be taxable as ordinary interest income) and the U.S. holder’s adjusted tax basis in such note. A U.S. holder’s adjusted tax basis in the note generally will be the U.S. dollar value of the euro used to purchase the note at the spot exchange rate on the purchase date. If the note is traded on an established securities market, as the notes are expected to be, a cash basis U.S. holder (and if it elects, an accrual basis U.S. holder) will determine the U.S. dollar value of the euro amount paid for the note on the settlement date of the purchase.

The amount realized on the sale, exchange, redemption, repurchase or other taxable disposition of a note for an amount in euro will generally be the U.S. dollar value of such euro based on the spot exchange rate on the date the note is disposed of; provided, however, that if the note is traded on an established securities market, as the notes are expected to be, a cash basis U.S. holder (and if it elects, an accrual basis U.S. holder) will determine the U.S. dollar value of such euro on the settlement date of the disposition. If an accrual method U.S. holder makes either of the elections described above, such election must be applied consistently to all debt instruments held by the U.S. holder at the beginning of the first taxable year to which the election applies, and to any debt instruments thereafter acquired, and cannot be changed without the consent of the IRS. If a note is not traded on an established securities market (or, if a note is so traded, but a U.S. holder is an accrual basis U.S. holder that has not made the settlement date election), a U.S. holder will recognize exchange gain or loss (taxable as ordinary income or loss) to the extent that the U.S. dollar value of the euro received (based on the spot rate on the settlement date) differs from the U.S. dollar value of the amount realized.

Except as discussed below with respect to exchange gain or loss, any gain or loss recognized by a U.S. holder on a taxable disposition of the note will be capital gain or loss. If, at the time of the sale, exchange, redemption, repurchase or other taxable disposition of the note, a U.S. holder is treated as holding the note for more than one year, such capital gain or loss will be a long-term capital gain or loss. Otherwise, such capital gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gains are generally eligible for reduced rates of U.S. federal income taxation. A U.S. holder’s ability to deduct capital losses may be limited. You should consult your tax advisor regarding the foreign tax credit implications of the sale, exchange, redemption, repurchase or other taxable disposition of a note.

Gain or loss realized upon the sale, exchange, redemption, repurchase or other taxable disposition of a note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss. Gain or loss attributable to fluctuations in currency exchange rates generally will equal the difference between (i) the U.S. dollar value of a U.S. holder’s purchase price for the note in euro, determined on the date the note is disposed of, and (ii) the U.S. dollar value of a U.S. holder’s purchase price for the note in euro, determined on the date the U.S. holder acquired the note (or, in each case, determined on the settlement date if the notes are traded on an established securities market, as the notes are expected to be, and the U.S. holder is either a cash basis or an electing accrual basis holder). Payments received that are attributable to accrued interest will be treated in accordance with the rules applicable to payments of interest described above. The exchange gain or loss will be recognized only to the extent of the total gain or loss realized by a U.S. holder on the sale, exchange, redemption, repurchase or other taxable disposition of the note, and generally will be ordinary income or loss.

Exchange of Foreign Currencies

A U.S. holder’s tax basis in the euro received as interest on or on the sale or other taxable disposition of a note will be the U.S. dollar value of such euro at the spot rate in effect on the date of receipt of the euro. Any gain or loss recognized by a U.S. holder on a sale, exchange or other taxable disposition of the euro will be ordinary income or loss.

Tax Return Disclosure Requirements

A U.S. taxpayer that participates in a “reportable transaction” will be required to disclose its participation to the IRS. Under the relevant rules, if the notes are denominated in a foreign currency, a U.S. holder may be required to treat a foreign currency exchange loss from the notes as a reportable transaction if this loss exceeds the relevant threshold in the regulations ($50,000 in a single taxable year if the U.S. Holder is an individual or trust, or higher amounts for other non-individual U.S. Holders), and to disclose its investment by filing Form 8886 with the IRS. Prospective purchasers should consult their tax advisors regarding the application of these rules.

Medicare Tax on Unearned Income

Certain U.S. holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on “net investment income,” which includes, among other things, interest on and gains from the sale or other taxable disposition of notes. U.S. holders should consult their tax advisors regarding the application of this tax.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to interest on the notes and the proceeds of a sale of a note paid to a U.S. holder unless the U.S. holder is an exempt recipient (such as a corporation). Backup withholding will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Non-U.S. Holders

The following discussion is a summary of material U.S. federal income tax considerations that may be relevant to the acquisition, ownership and disposition of the notes held by a person who is a “Non-U.S. holder” as defined above.

Interest on the Notes

Subject to the discussions below concerning backup withholding and FATCA, payments of interest on the notes made to a Non-U.S. holder generally will be exempt from U.S. federal income tax and withholding tax under the “portfolio interest” exemption if the Non-U.S. holder properly certifies its foreign status (in the manner described below) and:

•	is not a “10-percent shareholder” of us, as defined in section 871(h)(3) of the Code and the Treasury regulations thereunder;

•	such amounts are not effectively connected with the conduct of a trade or business in the U.S. by the Non-U.S. holder;

•	is not a bank described in section 881(c)(3)(A) of the Code; and

•	is not a “controlled foreign corporation” that is related to us through stock ownership.

The portfolio interest exemption, and several of the special rules for Non-U.S. Holders described below, generally apply only if you appropriately certify as to your foreign status. In order to meet this certification requirement, you must provide a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable (or appropriate substitute or successor form) to us or our agent certifying under penalties of perjury that, among other things, you are not a U.S. person.

If you hold the notes through a securities clearing organization, financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and other intermediaries, and in certain circumstances certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided. In addition, special rules apply to qualified intermediaries that enter into withholding agreements the IRS.

If you do not satisfy the requirements described above for the portfolio interest exemption, payments of interest made to you on the notes will be subject to the 30% U.S. federal withholding tax, unless you provide us or our agent with a properly executed IRS Form W-8BEN or W-8BEN-E, or IRS Form W-8ECI as applicable (or appropriate substitute or successor form) claiming an exemption from (or a reduction of) withholding under an applicable income tax treaty or because the income is effectively connected with a U.S. trade or business.

Sale, Exchange, Redemption, Repurchase or other Taxable Disposition of the Notes

Subject to the discussions below concerning backup withholding and FATCA, and except with respect to accrued but unpaid interest, which will be taxable as described above under “—Interest on the Notes,” you generally will not be subject to U.S. federal income tax (and generally no tax will be withheld) on any gain realized on the sale, exchange, retirement or other taxable disposition of a note unless (i) you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition or (ii) such gain is effectively connected with the conduct of a trade or business in the U.S. by such Non-U.S. Holder.

If you are subject to U.S. federal income tax on the taxable disposition of the notes because you are described in (i) of the paragraph above, any gain realized by you from the sale, exchange, retirement or other taxable disposition of the notes generally will be subject to U.S. federal income tax at a 30% rate (or lower applicable treaty rate), which may be offset by certain U.S. source capital losses.

Information Reporting and Backup Withholding

Payments of interest made to you, and any amounts withheld from such payments, generally will be required to be reported to the IRS. The IRS may make this information available under the provisions of an applicable tax treaty to the tax authorities in the country in which you are resident. Backup withholding generally will not apply to payments of interest and principal on a note to a Non-U.S. Holder if you duly provide certification of foreign status such as an IRS Form W-8BEN or W-8BEN-E, as applicable (or appropriate substitute or successor form) described above “—Interest on the Notes,” or if you otherwise establish an exemption from backup withholding, provided that the Issuer does not have actual knowledge or reason to know that you are a U.S. person.

Payment of the proceeds of a sale or other disposition of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements, but not backup withholding, generally will apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a broker that has certain connections to the U.S. Unless such a broker has documentary evidence in its records that you are a Non-U.S. Holder and certain other conditions are met or you otherwise establish an exemption.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be credited against your U.S. federal income tax liability and any excess may be refunded if the proper information is provided to the IRS on a timely basis.

FATCA

Subject to certain limitations, there is a U.S. federal withholding tax of 30% imposed on U.S.-source interest income and on the gross proceeds from the sale or other disposition of a debt obligation that produces U.S.-source interest income paid to (i) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such institution (a) enters into, and is in compliance with, a withholding and information reporting agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution or (b) is a resident in a country that has entered into an intergovernmental agreement with the United States in relation to such withholding and information reporting and the financial institution complies with the related information reporting requirements of such country; or (ii) a foreign entity that is not a financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such entity certifies certain information regarding its direct and indirect U.S. owners. Under applicable Treasury regulations, this withholding obligation currently applies to payments of interest on the notes, and will apply to gross proceeds from the sale or other disposition of the notes paid after December 31, 2018. Each investor is encouraged to consult with its tax advisor regarding the implications of this legislation on their investment in the notes.

UNDERWRITING

We and Barclays Bank PLC, BNP Paribas and MUFG Securities EMEA plc, the representatives of the several underwriters for the offering, have entered into an underwriting agreement with respect to the notes. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the aggregate principal amount of notes listed next to its name in the following table:

Underwriters	Principal Amount of Notes
Barclays Bank PLC	€119,166,000
BNP Paribas	119,166,000
MUFG Securities EMEA plc	119,166,000
Citigroup Global Markets Limited	81,251,000
J.P. Morgan Securities plc	81,251,000
Deutsche Bank AG, London Branch	65,000,000
Merrill Lynch International	65,000,000

Total	€650,000,000

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer the notes directly to the public at the offering price set forth on the cover page of this prospectus supplement. After the initial offering of the notes, the underwriters may vary the relevant price to the public and other selling terms.

The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes):

Paid by the Company
Per note	0.400%

We estimate that the total expenses of the offering (including our application to have the notes listed on the New York Stock Exchange) payable by us, excluding the underwriting discount, will be approximately €1,207,400.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The notes are a new issue of securities with no established trading market. We intend to apply for listing of the notes for trading on the New York Stock Exchange. The listing application will be subject to approval by the New York Stock Exchange. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. The underwriters may make a market in the notes after completion of the offering but will not be obligated to do so and may discontinue any market-making activities at any time without notice.

In connection with the issue of the notes, BNP Paribas (in this capacity, the “Stabilizing Manager”) (or any person acting on behalf of the Stabilizing Manager) may over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake any stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made, and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment will be conducted in accordance with all applicable laws and rules.

Any stabilization action may have the effect of preventing or retarding a decline in the market price of the notes. It may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of stabilization actions. The Stabilizing Manager may conduct these transactions in the over-the-counter market or otherwise. If the Stabilizing Manager commences any stabilization action, it may discontinue them at any time.

We expect that delivery of the notes will be made against payment therefor on September 12, 2018, which will be the fifth business day following the trade date of the notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Purchasers who wish to trade any notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes initially will settle in five business days (T+5), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the date of delivery hereunder should consult their own advisors.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments, including acting as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge and certain of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

As described in this prospectus supplement under “Use of Proceeds,” net proceeds of this offering will be used to repay outstanding commercial paper. One or more of the underwriters participating in this offering and/or their affiliates may hold positions in our commercial paper, and one or more of the underwriters may act as dealers under our commercial paper programs. To the extent that net proceeds from this offering are applied to repay our commercial paper held by any of the underwriters or their affiliates, they will receive proceeds of this offering through the repayment of that commercial paper. If 5% or more of the net proceeds of this offering (not including the underwriting discount) is used to repay our outstanding commercial paper held by at least one of the underwriters or their affiliates, this offering will be conducted in accordance with FINRA Rule 5121. In such event, such underwriter or underwriters will not confirm sales of the notes to accounts over which they exercise discretionary authority without the prior written approval of the customer.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the notes offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any notes offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Any underwriter that is not a broker-dealer registered with the SEC will only make sales of the notes in the United States through one or more SEC-registered broker-dealers in compliance with applicable securities laws and the rules of the Financial Industry Regulatory Authority, Inc.

Notice to Prospective Investors in the European Economic Area

This prospectus supplement is not a prospectus for the purposes of the Prospectus Directive. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Relevant Member State which has implemented the Prospectus Directive will be made only to a person or entity qualifying as a qualified investor (as defined in the Prospectus Directive).

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II or (ii) a customer within the meaning of Directive 2002/92/EC (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently no key information document required by the PRIIPs Regulation for offering or selling the notes or otherwise making them available to retail investors in the European Economic Area has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the European Economic Area may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in the United Kingdom

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us. In addition, all applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Law No. 25 of 1948, as amended, the “FIEL”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA ) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Notice to Prospective Investors in Switzerland

The notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this prospectus supplement nor any accompanying prospectus or other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the notes by the underwriters thereof may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This prospectus supplement and accompanying prospectus may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this prospectus supplement and accompanying prospectus or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the notes.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Faegre Baker Daniels LLP, Minneapolis, Minnesota. Certain legal matters relating to the offering will be passed upon for the underwriters by Mayer Brown LLP, Chicago, Illinois.

PROSPECTUS

Archer-Daniels-Midland Company

Debt Securities and Warrants to Purchase Debt Securities

Preferred Stock

Common Stock and Warrants to Purchase Common Stock

Stock Purchase Contracts and Stock Purchase Units

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol “ADM.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in our securities involves risks. You should consider the risk factors in any supplement to this prospectus and in any documents that we incorporate by reference in this prospectus.

The date of this prospectus is August 4, 2017.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf’ registration process. Under this shelf process, we may sell debt securities, warrants to purchase debt securities, preferred stock, common stock, warrants to purchase common stock, stock purchase contracts or stock purchase units in one or more offerings. We may sell these securities either separately or in units.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (which incorporates by reference certain portions of our definitive Notice and Proxy Statement for our Annual Meeting of Stockholders held on May 4, 2017); our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017; our Current Reports on Form 8-K filed with the SEC on February 13, 2017, February 23, 2017, and May 8, 2017; the descriptions of our common stock contained in registration statements and reports filed with the SEC; and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus and prior to the time that we sell all the securities offered by this prospectus. Notwithstanding the foregoing, unless specifically stated otherwise, none of the information that we disclose under Items 2.02 and 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

Secretary

Archer-Daniels-Midland Company

77 West Wacker Drive, Suite 4600

Chicago, IL 60601

Phone: (217) 424-5200

You should rely only on the information incorporated by reference or presented in this prospectus or the applicable prospectus supplement. Neither we, nor any underwriters or agents, have authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

THE COMPANY

We were incorporated in Delaware in 1923 as the successor to a business formed in 1902. Our executive offices are located at 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601. Our telephone number is (217) 424-5200. We maintain an Internet web site at www.adm.com. The web site is not a part of this prospectus.

We are one of the world’s largest processors of oilseeds, corn, wheat, and other agricultural commodities and are a leading manufacturer of protein meal, vegetable oil, corn sweeteners, flour, biodiesel, ethanol, and other value-added food and feed ingredients. We also have an extensive global grain elevator and transportation network to procure, store, clean, and transport agricultural commodities, such as oilseeds, corn, wheat, milo, oats, and barley, as well as processed agricultural commodities. We have significant investments in joint ventures. We expect to benefit from these investments, which typically aim to expand or enhance our market for our products or offer other benefits including, but not limited to, geographic or product line expansion.

Our vision is to be the most admired global agribusiness while creating value and growing responsibly. Our strategy involves expanding the volume and diversity of crops that we merchandise and process, expanding the global reach of our core model, and expanding our value-added product portfolio. Our desire is to execute this vision and these strategies by conducting our business in accordance with our core values of operating with integrity, treating others with respect, achieving excellence, being resourceful, displaying teamwork, and being responsible.

As the world population grows, so does demand for quality foods, feed ingredients for livestock, alternative fuels, and environmentally friendly alternatives to traditional chemicals. As one of the world’s leading agricultural processors, we play a pivotal role in meeting all of these needs in sustainable ways. We produce the food ingredients, biofuels, and other products that manufacturers around the world use to provide wholesome food and a better life to millions of people around the globe.

When we refer to “our company,” “we,” “our” and “us” in this prospectus under the headings “The Company,” “Use of Proceeds” and “Ratio of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Stock Dividends,” we mean Archer-Daniels-Midland Company, its subsidiaries and their predecessors unless the context indicates otherwise. When such terms are used elsewhere in this prospectus, we refer only to Archer-Daniels-Midland Company unless the context indicates otherwise.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the offered securities will be added to our general funds and will be available for general corporate purposes, including:

•	meeting our working capital requirements;

•	funding capital expenditures and possible acquisitions of, or investments in, businesses and assets; and

•	repaying indebtedness originally incurred for general corporate purposes.

Until we use the net proceeds, we will invest them in short-term or long-term marketable securities or use them to repay short-term borrowings.

RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

Set forth below is our consolidated ratio of earnings to fixed charges for each of the periods presented. As of the date of this prospectus, we have no preferred stock outstanding and accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is equal to the ratio of earnings to fixed charges and is not disclosed separately.

Fiscal Year Ended June 30,	Six-Month Transition Period Ended December 31,	Fiscal Year Ended December 31,				Six-Month Period Ended June 30,
2012	2012	2013	2014	2015	2016	2017
3.79x	4.02x	4.45x	7.90x	6.62x	5.40x	4.09x

The ratio of earnings to fixed charges is calculated as follows:

(earnings)
(fixed charges)

For purposes of calculating the ratio, “earnings” consist of:

•	pre-tax income from continuing operations before adjustment for non-controlling interests in income from consolidated subsidiaries or income or loss from equity investees;

•	plus fixed charges;

•	plus amortization of capitalized interest;

•	plus distributed income of equity investees; and

•	plus our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges;

•	minus capitalized interest;

•	minus preference security dividend requirements of consolidated subsidiaries; and

•	minus the non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges.

For purposes of calculating the ratio, “fixed charges” consist of:

•	interest expensed and capitalized;

•	amortized premiums, discounts and capitalized expenses related to indebtedness;

•	an estimate of the interest portion of rental expense on operating leases; and

•	preference security dividend requirements of consolidated subsidiaries.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of our debt securities. The prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement and any general terms outlined in this section that will not apply to those debt securities.

The debt securities will be issued under an indenture dated as of October 16, 2012 between us and The Bank of New York Mellon, as trustee. We have summarized certain terms and provisions of the indenture in this section. We have also filed the indenture as an exhibit to the registration statement of which this prospectus forms a part. You should read the indenture for additional information before you buy any debt securities.

Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to, and qualified in its entirety by reference to, all the provisions of the indenture, including definitions of certain terms used in the indenture. For example, in this section we use capitalized words to signify terms that have been specifically defined in the indenture. Some of the definitions are repeated herein, but for the rest you will need to read the indenture. We also include references in parentheses to certain sections of the indenture so that you can more easily locate these provisions. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the applicable prospectus supplement, such sections or defined terms are incorporated by reference herein or in the prospectus supplement.

General

The debt securities will be our unsecured and unsubordinated obligations ranking on parity with all of our other unsecured and unsubordinated indebtedness.

The indenture does not limit the amount of debt securities that we may issue and provides that we may issue debt securities from time to time in one or more series. (Section 301). Unless otherwise specified in the applicable prospectus supplement, we may, without the consent of the holders of a series of debt securities, issue additional debt securities of that series having the same ranking and the same interest rate, maturity date and other terms (except for the price to public and issue date) as such debt securities. Any such additional debt securities, together with the initial debt securities, will constitute a single series of debt securities under the applicable indenture. No additional debt securities of a series may be issued if an event of default under the applicable indenture has occurred and is continuing with respect to that series of debt securities.

A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to the offering. (Section 301). These terms will include some or all of the following:

•	the title of the debt securities of the series;

•	any limit on the total principal amount of the debt securities of that series;

•	whether the debt securities will be issuable as registered securities, bearer securities or both;

•	whether any of the debt securities are to be issuable initially in temporary global form;

•	whether any of the debt securities are to be issuable in permanent global form;

•	the person to whom interest on the debt securities is payable, if such person is not the person in whose name the debt securities are registered;

•	the date or dates on which the debt securities will mature and our ability to extend such date or dates;

•	if the debt securities bear interest:

•	the interest rate or rates on the debt securities or the formula by which the interest rate or rates shall be determined;

•	the date or dates from which any interest will accrue;

•	any circumstances under which we may defer interest payments;

•	the record and interest payment dates for debt securities that are registered securities; and

•	whether the interest rate or interest rate formula can be reset and, if so, the date or dates on which the interest rate or interest rate formula can be reset;

•	the place or places where:

•	we can make payments on the debt securities;

•	the debt securities can be presented for registration of transfer or exchange; and

•	notice and demands can be given to us relating to the debt securities and under the indenture;

•

the date, if any, after which and the price or prices (and other applicable terms and provisions) at which we may redeem the offered debt securities pursuant to any optional or mandatory redemption provisions that would permit or require us or the holders of the debt securities to redeem the debt securities prior to their final maturity;

•	any sinking fund or analogous provisions that would obligate us to redeem the debt securities, in whole or in part, before their final maturity;

•	the denominations in which any debt securities which are registered debt securities will be issuable, if other than denominations of $1,000 or multiples of $1,000;

•	the denominations in which any debt securities which are bearer securities will be issuable, if other than denominations of $5,000;

•

whether the debt securities will be convertible into shares of common stock or preferred stock and, if so, the terms and conditions of any such conversion and, if convertible into shares of preferred stock, the terms of such preferred stock;

•	the currency or currencies of payment on the debt securities;

•	any index used to determine the amount of payments on the debt securities;

•	the portion of the principal payable upon acceleration of the debt securities following an event of default, if such portion is other than the principal amount of the debt securities;

•	any events of default which will apply to the debt securities in addition to those contained in the indenture;

•	any additional covenants applicable to the debt securities and whether certain covenants can be waived;

•	whether the provisions described below under the heading “Defeasance” apply to the debt securities; and

•	any other terms and provisions of the debt securities not inconsistent with the terms and provisions of the indenture. (Section 301).

If the purchase price of any of the debt securities is denominated in a foreign currency or currencies, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies, then the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of debt securities and such foreign currency or currencies will be set forth in the applicable prospectus supplement.

When we use the term “holder” in this prospectus with respect to a registered debt security, we mean the person in whose name such debt security is registered in the security register. (Section 101).

Denominations, Registration and Transfer

We may issue the debt securities as registered securities, bearer securities or both. We may issue debt securities in the form of one or more global securities, as described below under “Global Securities.” Unless we state otherwise in the applicable prospectus supplement, registered securities denominated in U.S. dollars will be issued only in denominations of $1,000 and multiples of $1,000. Bearer securities denominated in U.S. dollars will be issued only in denominations of $5,000 with coupons attached. A global security will be issued in a denomination equal to the total principal amount of outstanding debt securities represented by that global security. The prospectus supplement relating to debt securities denominated in a foreign currency will specify the denominations of the debt securities. (Sections 201, 203, 301 and 302).

You may exchange any debt securities of a series for other debt securities of that series if the other debt securities are denominated in authorized denominations and have the same aggregate principal amount and the same terms as the debt securities that were surrendered for exchange. In addition, if debt securities of any series are issuable as both registered securities and as bearer securities, you may, subject to the terms of the indenture, exchange bearer securities (with all unmatured coupons, except as provided below, and all matured coupons in default attached) of the series for registered securities of the same series of any authorized denominations and that have the same aggregate principal amount and the same terms as the debt securities that were surrendered for exchange.

Unless we state otherwise in the applicable prospectus supplement, any bearer security surrendered in exchange for a registered security between a record date and the relevant date for payment of interest must be surrendered without the coupon relating to such date for payment of interest attached. Interest will not be payable on the registered security on the relevant date for payment of interest issued in exchange for the bearer security, but will be payable only to the holder of such coupon when due in accordance with the terms of the indenture.

Unless we state otherwise in the applicable prospectus supplement, bearer securities will not be issued in exchange for registered securities. (Section 305).

Registered securities may be presented for registration of transfer, duly endorsed or accompanied by a satisfactory written instrument of transfer, at the office or agency maintained by us for that purpose in a place of payment. There will be no service charge for any registration of transfer or exchange of the debt securities, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the debt securities. (Section 305). If the applicable prospectus supplement refers to any office or agency, in addition to the security registrar, initially designated by us where you can surrender the debt securities for registration of transfer or exchange, we may at any time rescind the designation of any such office or agency or approve a change in the location. If debt securities of a series are issuable only as registered securities, we will be required to maintain a transfer agent in each place of payment for such series. If debt securities of a series are issuable as bearer securities, we will be required to maintain, in addition to the security registrar, a transfer agent in a place of payment for such series located outside the United States. We may at any time designate additional transfer agents with respect to any series of debt securities. (Section 1002).

We shall not be required to:

•

issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the selection of debt securities of that series to be redeemed and ending at the close of business on:

•	the day of mailing of the relevant notice of redemption, if debt securities of the series are issuable only as registered securities; or

•	the day of the first publication of the relevant notice of redemption, if debt securities of the series are issuable as bearer securities; or

•	the mailing of the relevant notice of redemption, if debt securities of that series are also issuable as registered securities and there is no publication;

•	register the transfer of or exchange any registered selected for redemption, except for the unredeemed portion of any registered security being redeemed in part; or

•

exchange any bearer security selected for redemption, except to exchange the bearer security for a registered security of that series and like tenor which is simultaneously surrendered for redemption. (Section 305).

Original Issue Discount Securities

Debt securities may be issued as original issue discount securities and sold at a discount below their stated principal amount. If a debt security is an original issue discount security, an amount less than the principal amount of the debt security will be due and payable upon a declaration of acceleration of the maturity of the debt security under the applicable indenture. (Sections 101 and 502). The applicable prospectus supplement will describe the federal income tax consequences and other special factors you should consider before purchasing any original issue discount securities.

Payments and Paying Agents

Unless we state otherwise in the applicable prospectus supplement, payment of principal and any premium and interest on registered securities, other than a global security, will be made at the office of the paying agent or paying agents we may designate from time to time. (Section 1002). At our option, payment of any interest may be made (i) by check mailed to the address of the payee entitled to payment at the address listed in the security register, or (ii) by wire transfer to an account maintained by the payee as specified in the security register. Unless we state otherwise in the applicable prospectus supplement, payment of any installment of interest on registered securities will be made to the person in whose name the registered security is registered at the close of business on the regular record date for such interest payment. (Section 307).

Unless we state otherwise in the applicable prospectus supplement, payment of principal and any premium and interest on bearer securities will be payable, subject to applicable laws and regulations, at the offices of the paying agent or paying agents outside the United States that we may designate from time to time. (Section 1002). At our option, payment of any interest may be made by check or by wire transfer to an account maintained by the payee outside the United States. Unless we state otherwise in the applicable prospectus supplement, payment of interest on bearer securities on any interest payment date will be made only upon presentation and surrender of the coupon relating to that interest payment date. (Section 1001). No payment on any bearer security will be made:

•	at any of our offices or agencies in the United States;

•	by check mailed to any address in the United States; or

•	by transfer to an account maintained in the United States.

Neither we nor our paying agents will make payment on bearer securities or coupons, or upon any other demand for payment, if you present them to us or our paying agents within the United States. Notwithstanding the foregoing, payment of principal of and any premium and interest on bearer securities denominated and payable in U.S. dollars will be made at the office of our paying agent in the United States if, and only if, payment of the full amount payable in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002).

Unless we state otherwise in the applicable prospectus supplement, the principal office of the trustee in New York City will be designated as our sole paying agent for payments on debt securities that are issuable only as registered securities. We will name in the applicable prospectus supplement any paying agent outside the United States, and any other paying agent in the United States, initially designated by us for the debt securities. We may, at any time:

•	designate additional paying agents;

•	rescind the designation of any paying agent; or

•	approve a change in the office through which any paying agent acts.

If debt securities of a series are issuable only as registered securities, we will be required to maintain a paying agent in each place of payment for that series. If debt securities of a series are issuable as bearer securities, we will be required to maintain:

•	a paying agent in each place of payment for that series in New York City for payments on any registered securities of that series;

•

a paying agent in each place of payment located outside the United States where debt securities of that series and any coupons may be presented and surrendered for payment. If the debt securities of that series are listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland, the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, then we will maintain a paying agent in London, Luxembourg City or any other required city located outside the United States for debt securities of that series; and

•

a paying agent in each place of payment located outside the United States where, subject to applicable laws and regulations, registered securities of that series may be surrendered for registration of transfer or exchange and where notices and demands to or upon us may be served. (Section 1002).

Any money that we pay to a paying agent for the purpose of making payments on the debt securities and that remains unclaimed two years after the payments were due will be returned to us. After that time, any holder of a debt security or any coupon may only look to us for payments on the debt security or coupon. (Section 1003).

Global Securities

Global Securities. The debt securities may be issued initially in book-entry form and represented by one or more global securities in fully registered form without interest coupons which will be deposited with the trustee as custodian for The Depository Trust Company, which we refer to as “DTC,” and registered in the name of Cede & Co. or another nominee designated by DTC. Except as set forth below, the global securities may be transferred, in whole and not in part, only to DTC or another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global securities may not be exchanged for certificated securities except in the limited circumstances described below.

All interests in the global securities will be subject to the rules and procedures of DTC.

Certain Book-Entry Procedures for the Global Securities. The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. We do not take any responsibility for these operations or procedures, and investors are urged to contact DTC or its participants directly to discuss these matters.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended; and

•	a “clearing agency” registered pursuant to Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies, which we refer to collectively as the “indirect participants,” that clear through or maintain a custodial relationship with a participant either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

We expect that, pursuant to procedures established by DTC:

•	upon deposit of each global security, DTC will credit, on its book-entry registration and transfer system, the accounts of participants with an interest in the global security; and

•

ownership of beneficial interests in the global securities will be shown on, and the transfer of ownership of beneficial interests in the global securities will be effected only through, records maintained by DTC (with respect to the interests of participants) and the participants and the indirect participants (with respect to the interests of persons other than participants).

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer beneficial interests in the securities represented by a global security to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person holding a beneficial interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical security in respect of that interest.

So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee, as the case may be, will be considered the sole legal owner or holder of the securities represented by that global security for all purposes of the securities and the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered the owners or holders of the securities represented by that beneficial interest under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global security must rely on the procedures of DTC and, if that holder is not a participant or an indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of securities under the indenture or that global security. We understand that under existing industry practice, in the event that we request any action of holders of securities, or a holder that is an owner of a beneficial interest in a global security desires to take any action that DTC, as the holder of that global security, is entitled to take, DTC would authorize the participants to take that action and the participants would authorize holders owning through those participants to take that action or would otherwise act upon the instruction of those holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of securities by DTC or for maintaining, supervising or reviewing any records of DTC relating to the securities.

Payments with respect to the principal of and interest on a global security will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global security under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the debt securities, including the global securities, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of those amounts to owners of beneficial interests in a global security. Payments by the participants and the indirect participants to the owners of beneficial interests in a global security will be governed by standing instructions and customary industry practice and will be the responsibility of the participants and indirect participants and not of DTC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, it is under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

We obtained the information in this section and elsewhere in this prospectus concerning DTC and its book-entry system from sources that we believe are reliable, but we take no responsibility for the accuracy of any of this information.

Certificated Securities. We will issue certificated securities to each person that DTC identifies as the beneficial owner of the securities represented by the global securities upon surrender by DTC of the global securities only if:

•	DTC notifies us that it is no longer willing or able to act as a depository for the global securities, and we have not appointed a successor depository within 90 days of that notice;

•

DTC ceases to be a clearing agency registered under the Exchange Act at a time when such registration is required, and we have not appointed a successor depository within 90 days after becoming aware of that cessation;

•	circumstances specified with respect to a particular series of debt securities as triggering the ability to exchange global securities occur; or

•	we determine (subject to the procedures of DTC) not to have the securities represented by a global security. (Section 305).

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related securities. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the securities to be issued in certificated form.

Bearer Debt Securities

If we issue bearer securities, the applicable prospectus supplement will describe all of the special terms and provisions of debt securities in bearer form, and the extent to which those special terms and provisions are different from the terms and provisions described in this prospectus, which generally apply to debt securities in registered form, and will summarize provisions of the applicable indenture that relate specifically to bearer debt securities.

Covenants Contained in the Indenture

The following definitions are used in this prospectus to describe certain covenants contained in the indenture.

“Attributable Debt” means:

•	the balance sheet liability amount in respect of capital leases, plus

•

the amount of future minimum operating lease payments, less any amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges, discounted using the methodology used to calculate the present value of operating lease payments in our most recent Annual Report to Stockholders reflecting that calculation.

The amount of Attributable Debt relating to an operating lease that can be terminated by the lessee with the payment of a penalty will be calculated based on the lesser of:

•	the aggregate amount of lease payments required to be made until the first date the lease can be terminated by the lessee plus the amount of the penalty, or

•	the aggregate amount of lease payments required to be made during the remaining term of the lease. (Section 101).

“Consolidated Net Tangible Assets” means the total amount of our assets, minus applicable reserves and other properly deductible items, minus

•	all current liabilities, excluding Funded Debt classified as such by reason of being renewable or extendible, and

•	all goodwill, trade names, patents, unamortized debt discount and expense, and other similar intangibles to the extent not deducted as reserves and deductible items set forth above,

all as set forth on our most recent consolidated balance sheet. (Section 101).

“Funded Debt” means:

•

Indebtedness that matures more than 12 months after the time of the computation of the amount thereof or that is extendible or renewable to a time more than 12 months after the time of the computation of the amount thereof;

•

all guarantees of any such Indebtedness or of dividends, other than any guarantee in connection with the sale or discount by us or any Restricted Subsidiary of accounts receivable, trade acceptances and other paper arising in the ordinary course of business; and

•	all preferred stock of any Subsidiary, taken at the greater of its voluntary or involuntary liquidation price at the time of any calculation hereunder, but exclusive of accrued dividends, if any.

Funded Debt does not, however, include any amount in respect of obligations under leases, or guarantees of obligations, whether or not such obligations or guarantees would be included as liabilities on a balance sheet. (Section 101).

“Indebtedness” means:

•

all items of indebtedness or liability, except capital and surplus, that would be included in total liabilities on the liability side of a balance sheet as of the date that indebtedness is being determined; and

•

guarantees, endorsements (other than for purposes of collection) and other contingent obligations relating to, or to purchase or otherwise acquire, indebtedness of others, unless the amount is included in the preceding bullet point.

Indebtedness does not, however, include any obligations or guarantees of obligations relating to lease rentals, even if the obligations or guarantees of obligations relating to lease rentals would be included as liabilities on the consolidated balance sheet of us and our Restricted Subsidiaries. (Section 101).

“Principal Domestic Manufacturing Property” means any building, structure or other facility, together with the land on which it is erected and fixtures that are part of such building, located in the United States that is used by us or our Subsidiaries primarily for manufacturing, processing or warehousing, the gross book value of which exceeds 1% of our Consolidated Net Tangible Assets, other than any such building,

•

that is financed by obligations issued by a state, territory or possession of the United States, or any of their political subdivisions, the interest on which is excludable from gross income of the holders pursuant to Section 103(a)(1) of the Internal Revenue Code of 1986, or

•	that is not of material importance to the total business conducted by us and our Subsidiaries, taken as a whole. (Section 101).

A “Restricted Subsidiary” is any Subsidiary of ours, but does not include a Subsidiary (i) that does not transact any substantial portion of its business in the United States and does not regularly maintain any substantial portion of its fixed assets in the United States, or (ii) that is engaged primarily in financing our operations or the operations of our Subsidiaries, or both. (Section 101).

“Secured Funded Debt” means Funded Debt which is secured by a mortgage, lien or other similar encumbrance upon any of our assets or those of our Restricted Subsidiaries. (Section 101).

A “Subsidiary” is a corporation or other entity in which we, or one or more of our other Subsidiaries, directly or indirectly, own more than 50% of the outstanding voting equity interests. (Section 101).

“Wholly-owned Restricted Subsidiary” means any Restricted Subsidiary in which we and our other Wholly-owned Restricted Subsidiaries own all of the outstanding Funded Debt and capital stock (other than directors’ qualifying shares). (Section 101).

Restrictions on Secured Funded Debt

The indenture limits the amount of Secured Funded Debt that we and our Restricted Subsidiaries may incur or otherwise create, including by guarantee. Neither we nor our Restricted Subsidiaries may incur or otherwise create any new Secured Funded Debt unless immediately after the incurrence or creation:

•	the sum of:

•	the aggregate principal amount of all of our outstanding Secured Funded Debt and that of our Restricted Subsidiaries (other than certain categories of Secured Funded Debt discussed below), plus

•	the aggregate amount of our Attributable Debt and that of our Restricted Subsidiaries relating to sale and leaseback transactions,

•	does not exceed 15% of our Consolidated Net Tangible Assets.

This limitation does not apply if the outstanding debt securities are secured equally and ratably with or prior to the new Secured Funded Debt.

The following categories of Secured Funded Debt will not be considered in determining whether we are in compliance with the covenant described in the first paragraph under the heading “Restrictions on Secured Funded Debt”:

•	Secured Funded Debt of a Restricted Subsidiary owing to us or to one of our Wholly-owned Restricted Subsidiaries;

•	Secured Funded Debt resulting from a mortgage, lien or other similar encumbrance in favor of the U.S. government or any state or any instrumentality thereof to secure certain payments;

•

Secured Funded Debt resulting from a mortgage, lien or other similar encumbrance on property, shares of stock or Indebtedness of any company existing at the time that the company becomes one of our Subsidiaries;

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Secured Funded Debt resulting from a mortgage, lien or other similar encumbrance on property, shares of stock or Indebtedness which (1) exists at the time that the property, shares of stock or Indebtedness is acquired by us or one of our Restricted Subsidiaries, including acquisitions by merger or consolidation, (2) secures the payment of any part of the purchase price of or construction cost for the property, shares of stock or Indebtedness or (3) secures any Indebtedness incurred prior to, at the time of, or within 120 days after, the acquisition of the property, shares of stock or Indebtedness or the completion of any construction of the property for the purpose of financing all or a part of the purchase price or construction cost of the property, shares of stock or Indebtedness, provided that, in all cases, we continue to comply with the covenant relating to mergers and consolidations discussed under the heading “Restrictions on Mergers and Sales of Assets” below;

•

Secured Funded Debt resulting from a mortgage, lien or other similar encumbrance in connection with the issuance of revenue bonds on which the interest is exempt from federal income tax under the Internal Revenue Code; and

•

any extension, renewal or refunding of (1) any Secured Funded Debt permitted under the first paragraph under the heading “Restrictions on Secured Funded Debt” or (2) any Secured Funded Debt outstanding as of the date of the indenture. (Section 1007).

Restrictions on Sale and Leaseback Transactions

Under the indenture, neither we nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving a Principal Domestic Manufacturing Property, except a sale by a Restricted Subsidiary to us or another Restricted Subsidiary or a lease not exceeding three years, by the end of which we intend to discontinue use of the property, and except for any transaction with a local or state authority that provides financial or tax benefits, unless:

•	the net proceeds of the sale are at least equal to the fair market value of the property; and

•

within 120 days of the transfer, or two years if we hold the net proceeds of the sale in cash or cash equivalents, we purchase and retire debt securities and/or repay Funded Debt and/or make expenditures for the expansion, construction or acquisition of a Principal Domestic Manufacturing Property at least equal to the net proceeds of the sale.

In addition, the restriction does not apply if the sum of the aggregate fair market value of the property transferred in a sale and leaseback transaction and all Secured Funded Debt (other than the categories of Secured Funded Debt discussed above as not being included in the consideration of the covenant restricting Secured Funded Debt) does not exceed 15% of our Consolidated Net Tangible Assets. (Section 1008).

Restrictions on Mergers and Sales of Assets

The indenture generally permits a consolidation or merger between us and another entity. It also permits the sale or transfer by us of all or substantially all of our property and assets. These transactions are permitted so long as:

•

the resulting or acquiring entity, if other than us, is organized and existing under the laws of a United States jurisdiction and assumes responsibility for the payment of all amounts due on the debt securities and performance of the covenants in the indenture;

•	immediately after giving effect to the transaction, no event of default under the indenture exists;

•

steps have been taken to secure the debt securities equally and ratably with all indebtedness secured by a mortgage, lien or other similar encumbrance if as a result of such transaction, our properties or assets or Restricted Subsidiaries’ properties or assets would become subject to such mortgage, lien or other similar encumbrance not permitted pursuant to the provisions discussed above under the heading “Restrictions on Secured Funded Debt” without equally and ratably securing the debt securities; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the transaction and, if a supplemental indenture is required in connection with the transaction, the supplemental indenture comply with the indenture and that all conditions precedent to the transaction contained in the indenture have been satisfied. (Section 801).

If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets according to the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, such successor entity may exercise our rights and powers under the indenture, in our name and, except in the case of a lease, we will be released from all obligations and covenants under the indenture and under the debt securities and coupons. (Section 802).

Notwithstanding the foregoing provisions, we may transfer all of our property and assets to another corporation if, immediately after giving effect to the transfer, such corporation is our Wholly-owned Restricted Subsidiary and we would be permitted to become liable for an additional amount of Secured Funded Debt. (Section 803).

Modification and Waiver

Under the indenture, certain of our rights and obligations and certain of the rights of the holders of the debt securities may be modified or amended with the consent of the holders of a majority of the total principal amount of the outstanding debt securities of all series of debt securities affected by the modification or amendment, acting together as a class. However, the following modifications and amendments will not be effective against any holder without its consent:

•	a change in the stated maturity date of any payment of principal or interest;

•	a reduction in the principal amount of, or rate of interest on, any debt security or any change in the interest rate or method of calculating the interest rate applicable to any debt security;

•	a reduction in the premium payable upon redemption of any debt security;

•	a reduction in the amount of principal of an original issue discount debt security due and payable upon acceleration of the maturity of such debt security;

•	a change in place of payment where, or the currency in which, any payment on the debt securities is payable;

•	an impairment of a holder’s right to sue us for the enforcement of payments due on the debt securities; or

•

a reduction in the percentage of outstanding debt securities of any series required to consent to a modification or amendment of the indenture or required to consent to a waiver of compliance with certain provisions of the indenture or certain defaults under the indenture. (Section 902).

Under the indenture, the holders of at least a majority of the total principal amount of the outstanding debt securities of any series of debt securities may waive compliance by us with certain restrictive provisions of the indenture, on behalf of all holders of all series of debt securities to which such restrictive provision applies. (Section 1010).

Under the indenture, the holders of at least a majority of the total principal amount of the outstanding debt securities may, on behalf of all holders of such series of debt securities, waive any past default under the indenture, except:

•	a default in the payment of the principal of, or any premium or interest on, any debt securities of that series; or

•	a default under any provision of the indenture which itself cannot be modified or amended without the consent of the holders of each outstanding debt security of that series. (Section 513).

Events of Default

“Event of Default,” when used in the indenture with respect to any series of debt securities, means any of the following:

•	failure to pay interest on any debt security of that series for 30 days after the payment is due;

•	failure to pay the principal of, or any premium on, any debt security of that series when due;

•	failure to deposit any sinking fund payment on debt securities of that series when due;

•

failure to perform any other covenant in the indenture that applies to debt securities of that series for 90 days after we have received written notice of the failure to perform in the manner specified in the indenture;

•

default in respect of any Indebtedness for money borrowed by us or any consolidated Subsidiary, or under any mortgage, indenture or instrument under which such Indebtedness is issued or secured, including a default with respect to debt securities of any other series, which default results in the acceleration of Indebtedness with an aggregate outstanding principal amount in excess of $50,000,000, unless the acceleration is rescinded, or such debt is paid or waived within 10 days after we have received written notice of the default in the manner specified in the indenture;

•	certain events in bankruptcy, insolvency or reorganization; or

•	any other Event of Default that may be specified for the debt securities of that series when that series is created. (Section 501).

If an Event of Default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately, except that, if the Event of Default is caused by certain events in bankruptcy, insolvency or reorganization, the entire principal of all of the debt securities of the series will become due and payable immediately without any act on the part of the trustee or holders of the debt securities. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series can, subject to conditions, rescind the declaration. (Section 502).

The prospectus supplement relating to a series of debt securities which are original issue discount securities will describe the particular provisions that relate to the acceleration of maturity of a portion of the principal amount of the series when an Event of Default occurs and continues.

The indenture requires us to file an officers’ certificate with the trustee each year that states, to the knowledge of the certifying officers, no defaults exist under the terms of the indenture. (Section 1009). The trustee may withhold notice to the holders of debt securities of any default, except defaults in the payment of principal, premium, interest or any sinking fund installment, if it considers the withholding of notice to be in the best interests of the holders. For purposes of this paragraph, “default” means any event which is, or after notice or lapse of time or both would become, an Event of Default under the indenture with respect to the debt securities of the applicable series. (Section 602).

Other than its duties in the case of an Event of Default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders of debt securities, unless the holders offer the trustee reasonable indemnification. (Sections 601, 603). If reasonable indemnification is provided, then, subject to other rights of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, with respect to the debt securities of that series, direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; or

•	exercising any trust or power conferred upon the trustee. (Sections 512, 603).

The holder of a debt security of any series will have the right to begin any proceeding with respect to the indenture or for any remedy only if:

•	the holder has previously given the trustee written notice of a continuing Event of Default with respect to the debt securities of that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request to the trustee to begin such proceeding;

•	the holder has offered to the trustee reasonable indemnification;

•	the trustee has not started such proceeding within 60 days after receiving the request; and

•

the trustee has not received directions inconsistent with such request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series during those 60 days. (Section 507).

However, the holder of any debt security will have an absolute right to receive payment of principal of, and any premium and interest on, the debt security when due and to institute suit to enforce this payment. (Section 508).

Defeasance

The indenture includes provisions allowing defeasance of the debt securities of any series. In order to defease a series of debt securities, we would deposit with the trustee money or U.S. Government Obligations sufficient to make all payments on those debt securities. If we make a defeasance deposit with respect to a series of debt securities, we may elect either:

•

to be discharged from all of our obligations on that series of debt securities, except for our obligations to register transfers and exchanges; to replace temporary or mutilated, destroyed, lost or stolen debt securities; to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust; or

•	to be released from our restrictions described above relating to mergers and sales of assets, Secured Funded Debt and sale and leaseback transactions.

To establish the trust, we must deliver to the trustee an opinion of our counsel that the holders of that series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the defeasance had not occurred. (Sections 403 and 1011).

The term “U.S. Government Obligations” means direct obligations of the United States of America backed by the full faith and credit of the United States. (Section 101).

Notices

Unless we state otherwise in the applicable prospectus supplement, we will give notices to holders of bearer securities by publication in a daily newspaper in the English language of general circulation in New York City. We will give notices by mail to holders of registered securities at the addresses listed in the security register. (Section 106).

Persons Deemed Owners

Title to any bearer securities and any coupons issued with any bearer securities will pass by delivery. We and the trustee, and any of our or the trustee’s agents, may treat the bearer of any bearer security, the bearer of any coupon and the registered owner of any registered security as the owner of the security or coupon, whether or not the debt security or coupon shall be overdue and notwithstanding any notice to the contrary, for the purpose of making payment and for all other purposes. (Section 308).

Replacement of Securities and Coupons

We will replace any mutilated security, or a mutilated coupon issued with a security, at the holder’s expense upon surrender of the security to the trustee. We will replace destroyed, lost or stolen securities or coupons at the holder’s expense upon delivery to the trustee of evidence of the destruction, loss or theft satisfactory to us and the trustee. If any coupon becomes destroyed, stolen or lost, we will replace it by issuing a new security in exchange for the security with which the coupon was issued. In the case of a destroyed, lost or stolen security or coupon, an indemnity satisfactory to the trustee and us may be required at the holder’s expense before we will issue a replacement security. (Section 306).

Conversion and Exchange

If any offered debt securities are convertible into preferred stock or common stock at the option of the holders or exchangeable for preferred stock or common stock at our option, the prospectus supplement relating to those debt securities will include the terms and conditions governing any conversions and exchanges.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 114).

Information Concerning the Trustee

The Bank of New York Mellon is the trustee under the indenture. From time to time, we maintain deposit accounts and conduct other banking transactions with the trustee in the ordinary course of business. The Bank of New York Mellon also serves as trustee for certain of our other senior unsecured debt obligations.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which are incorporated by reference in the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law. Under our certificate of incorporation, we are authorized to issue up to 1,000,000,000 shares of common stock without par value and 500,000 shares of preferred stock without par value.

Common Stock

Shares Outstanding

As of August 1, 2017, 562,525,344 shares of common stock were outstanding.

Voting Rights

Each holder of our common stock is entitled to one vote per share on all matters to be voted upon by the stockholders.

Dividends

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose.

Rights Upon Liquidation

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Preemptive or Conversion Rights

The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate certain rights, preferences and privileges of each series, including whether and on what terms the preferred stock may be convertible, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control of us without further action by the stockholders.

No shares of preferred stock are outstanding, and we have no present plans to issue any shares of preferred stock.

Anti-Takeover Effects of Our Certificate and Bylaws and Delaware Law

Some provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board. We believe that these provisions give our board the flexibility to exercise its fiduciary duties in a manner consistent with the interests of our stockholders.

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REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATIONS AND PROPOSALS. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

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DELAWARE LAW. We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person (i) who, together with affiliates and associates, owns 15% or more of a corporation’s voting stock or (ii) who is an affiliate of the corporation and did, together with affiliates and associates, own 15% or more of the corporation’s voting stock within three years prior to the determination of interested stockholder status. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

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CERTAIN REQUIREMENTS FOR STOCKHOLDER ACTION BY WRITTEN CONSENT OR MEETINGS. Our certificate of incorporation provides that certain procedures, including notifying the board of directors and awaiting a record date, must be followed for stockholders to act by written consent without a meeting. Our bylaws provide that stockholders owning not less than 10% of our outstanding shares may call special meetings of stockholders, but certain requirements apply both to how the 10% share ownership is measured and to the mechanics of calling a meeting

•	NO CUMULATIVE VOTING. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

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UNDESIGNATED PREFERRED STOCK. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Hickory Point Bank & Trust, fsb.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our debt securities issued under the indenture or for the purchase of our common stock. We may issue warrants alone or together with any debt securities or common stock offered by any prospectus supplement, and warrants may be attached to or separate from the debt securities or common stock. As stated in the prospectus supplement relating to the particular issue of warrants, we will issue the warrants under one or more warrant agreements that we will enter into with a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrant certificates. The warrant agent will not assume any obligation or relationship of agency or trust for or with any holder of warrant certificates or beneficial owners of warrants.

General

If we offer warrants, the applicable prospectus supplement will identify the warrant agent and describe the terms of the warrants, including the following:

•	the offering price;

•	the currency for which warrants may be purchased;

•	the designation, aggregate principal amount, currency of denomination and payment, and terms of the debt securities or common stock purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities or common stock issued with the warrants and the number of warrants issued with the debt securities or common stock;

•	if applicable, the date on and after which the warrants and the related debt securities or common stock will be separately transferable;

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the principal amount of debt securities or common stock purchasable upon exercise of one warrant, and the price at and the currency in which the principal amount of debt securities or common stock may be purchased upon such exercise;

•	the date on which the right to exercise the warrants shall commence and the date on which the right to exercise shall expire;

•	United States federal income tax considerations;

•	whether the warrants will be issued in registered or bearer form; and

•	any other terms of the warrants.

You may, at the corporate trust offices of the warrant agent or any other office indicated in the applicable prospectus supplement:

•	exchange warrant certificates for new warrant certificates of different denominations;

•	if the warrant certificates are in registered form, present them for registration of transfer; and

•	exercise warrant certificates.

Before exercising warrants, holders of warrants will not have any of the rights of holders of the debt securities or common stock purchasable upon exercise, including the right to receive payments on the debt securities or common stock purchasable upon exercise or to enforce covenants in the indenture.

Exercise of Warrants

Each warrant will entitle the holder to purchase the principal amount of debt securities or common stock at the exercise price set forth in the applicable prospectus supplement. You may exercise warrants at any time up to 5:00 p.m., New York City time, on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date (or such later date to which we may extend the expiration date), unexercised warrants will become void.

You may exercise warrants by delivering payment to the warrant agent as provided in the applicable prospectus supplement of the amount required to purchase the debt securities or common stock, together with certain information set forth on the reverse side of the warrant certificate. Warrants will be deemed to have been exercised upon receipt of the exercise price, subject to the receipt within five business days of the warrant certificate evidencing such warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent, or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the debt securities or common stock purchased. If fewer than all of the warrants represented by the warrant certificate are exercised, we will issue a new warrant certificate for the remaining amount of warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

The following is a general description of the terms of the stock purchase contracts and stock purchase units we may issue from time to time.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts. The description in the prospectus supplement will be qualified in its entirety by reference to (1) the stock purchase contracts, (2) the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and (3) if applicable, the prepaid stock purchase contracts and the document pursuant to which such prepaid stock purchase contracts will be issued.

Stock Purchase Contracts

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a fixed or varying number of shares of common stock at a future date or dates. The consideration per share of common stock may be fixed at the time that the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such stock purchase contract upon the occurrence of certain events.

Stock Purchase Units

The stock purchase contracts may be issued separately or as a part of units (“stock purchase units”), consisting of a stock purchase contract and debt securities, or debt or equity obligations of third parties, including U.S. Treasury securities, in each case securing holders’ obligations to purchase shares of common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to holders of the stock purchase units, or vice versa, and such payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract. Any one or more of the above securities, common stock or the stock purchase contracts or other collateral may be pledged as security for the holders’ obligations to purchase or sell the shares of common stock under the stock purchase contracts. The stock purchase contracts may also allow the holders, under certain circumstances, to obtain the release of the security for their obligations under such contracts by depositing with the collateral agent as substitute collateral U.S. Treasury securities with a principal amount at maturity equal to the collateral so released or the maximum number of shares deliverable by such holders under stock purchase contracts requiring the holders to sell shares of common stock to us.

PLAN OF DISTRIBUTION

We may sell securities to or through underwriters, agents or broker-dealers or directly to purchasers. As set forth in the applicable prospectus supplement, we may offer debt securities or common stock alone or with warrants (which may or may not be detachable from the debt securities or common stock), and we may offer the warrants alone. If we issue any warrants, debt securities or common stock will be issuable upon exercise of the warrants. We may also offer preferred stock, and we may offer stock purchase contracts alone, or as part of stock purchase units.

Underwriters, dealers and agents that participate in the distribution of the securities offered under this prospectus may be underwriters as defined in the Securities Act of 1933, as amended (the “Securities Act”), and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation, including underwriting discounts and commissions, will be described in the applicable prospectus supplement. The prospectus supplement will also describe other terms of the offering, including the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which the offered securities may be listed.

The distribution of the securities offered under this prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe in the applicable prospectus supplement how any auction will be conducted to determine the price or any other terms of the securities, how potential investors may participate in the auction and, where applicable, the nature of the underwriters’ obligations with respect to the auction.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act or to contribute with respect to payments that the underwriters, dealers or agents may be required to make as a result of those certain civil liabilities.

When we issue the securities offered by this prospectus, they may be new securities without an established trading market. If we sell a security offered by this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security, but the underwriter will not be obligated to do so and could discontinue any market making without notice at any time. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered by this prospectus.

Underwriters and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities we are offering will be passed upon for us by Faegre Baker Daniels LLP, Minneapolis, Minnesota. Certain legal matters will be passed upon for any underwriters, dealers or agents by Mayer Brown LLP, Chicago, Illinois, or any other law firm identified as counsel to the underwriters in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Archer-Daniels-Midland Company appearing in Archer-Daniels-Midland Company’s Annual Report (Form 10-K) for the year ended December 31, 2016 including the schedule appearing therein, and the effectiveness of Archer-Daniels-Midland Company’s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

€650,000,000

ARCHER-DANIELS-MIDLAND COMPANY

1.000% Notes due 2025

Prospectus Supplement

September 5, 2018

Joint Book-Running Managers

Barclays

BNP PARIBAS

MUFG

Citigroup

J.P. Morgan

Co-Managers

BofA Merrill Lynch

Deutsche Bank